                                                                  Exhibit 3.1(i)

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              XENOGEN CORPORATION


     XENOGEN CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST:  The name of this corporation is Xenogen Corporation.

     SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 6, 2000 and the original name of the corporation was Xenogen Corporation. A Certificate of Merger whereby Xenogen Corporation, a California corporation, was merged with and into this corporation under the name of Xenogen Corporation, a Delaware corporation, was filed with the Secretary of State of the State of Delaware on September 11, 2000.

     THIRD: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     The name of this Corporation is Xenogen Corporation (the "Corporation").

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     This Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this Corporation is authorized to issue is 63,846,501 shares, of which 40,000,000 shares are Common Stock, with a par value of $0.001, and 23,846,501 shares are Preferred Stock, with a par value of $0.001. Of the Preferred Stock, 60,606 shares are designated Series A Preferred Stock, 200,000 shares are designated Series B Preferred Stock, 5,156,924 shares are designated Series C Preferred Stock, 6,678,791 shares are designated Series D Preferred Stock, 8,250,000 shares are designated Series E Preferred Stock and 3,500,000 shares are designated Series F Preferred Stock.

                                   ARTICLE V

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are as follows:

          A.   Dividends.
               ---------

               1.   Preference Dividends.  The holders of Series A Preferred
                    --------------------
Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally
                 ---- -----
available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.0264, $0.04, $0.104, $0.132, $0.34 and $10.00 per share, respectively, per annum when, as and if declared by the board of directors.

               2.   Dividends Noncumulative.  The right to dividends on shares
                    -----------------------
of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

               3. So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock of the Corporation ("Junior Stock"), nor shall any shares of Junior Stock be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set for in Section A.1) on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section A.3 shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) the repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

          B.   Liquidation Preference.
               ----------------------

               1.   Preference.  In the event of any liquidation, dissolution
                    ----------
or winding up of the Corporation, either voluntarily or involuntarily (a "Liquidation"), distributions to the shareholders of the Corporation shall be made as follows:

                    (a)  Preferred Stock Preference.  The holders of Series A
                         --------------------------
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any
                          ---- -----
distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to $0.33, $0.50, $1.30, $1.65, $4.25 and $10.00 per share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus a further amount equal to any dividends declared but unpaid on such shares (respectively, the "Series A Preference," the "Series B Preference," the "Series C Preference," the "Series D Preference," the "Series E Preference" and the "Series F Preference"). If upon such Liquidation the assets of the Corporation are insufficient to provide for cash payment in full described in this Section B.1(a) to the holders of Preferred Stock, the entire assets of the Corporation as available shall be distributed pro rata among the holders of Preferred Stock in proportion to the full preferential amount each such holder would otherwise entitled to receive pursuant to this Section B.1.(a).

                    (b)  Remaining Assets.  After the payment or setting apart
                         ----------------
of payment to of the Series A Preference, the Series B Preference, the Series C Preference, the Series D Preference, the Series E Preference and the Series F Preference, the holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation in proportion to the number of shares of Common Stock then held by them.

                    (c)  Superceding Payment.  Notwithstanding anything to the
                         -------------------
contrary in Section B.1(b), if the amount that the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock would receive in a Liquidation (assuming conversion of all shares of Preferred Stock to Common Stock issuable upon conversion thereof immediately prior to the Liquidation) (the "Converted Liquidation Amount") exceeds the Series A Preference, the Series B Preference, Series C Preference, Series D Preference, Series E Preference or Series F Preference (each a "Threshold Amount"), then the holder of the applicable series shall be entitled to such higher Converted Liquidation Amount in lieu of the applicable Threshold Amount.

               2.   Consolidation or Merger. A sale of all or substantially all
                    -----------------------
of the assets of the Corporation or a consolidation or merger of the Corporation with or into any other Corporation or Corporations, in which the shareholders of the Corporation immediately prior to such event do not own more than 50% of the voting power of the surviving Corporation or its parent shall be deemed to be a Liquidation within the meaning of this Section B, excluding any merger effected exclusively to change the Corporation domicile (an "Acquisition"). Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the Corporation shall be valued as follows:

                    (a) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (i)    If traded on a securities exchange or the Nasdaq
Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing of the transaction;

                         (ii)   If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of the transaction; and

                         (iii)  If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the board of directors of this Corporation.

                    (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section B.2.(a)(i)(ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the board of directors of this Corporation.

               3. In the event the requirements of Section B.2. are not complied with, the Corporation shall forthwith either:

                    (a) cause such closing to be postponed until such time as the requirements of this Section B.2. have been complied with, or

                    (b) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section B.4. hereof.

               4. The Corporation shall give each holder of record of Preferred Stock written notice of such a Section B.2. transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section B.2., and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may
                                      --------  -------
be shortened upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding.

          C.   Conversion.  The holders of the Preferred Stock shall have
               ----------
conversion rights as follows (the "Conversion Rights"):

               1.   Right to Convert.  Each share of Preferred Stock shall be
                    ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock shall be $0.33 and the per share Conversion Value of Series A Preferred Stock shall be $0.33; the initial Conversion Price per share of Series B Preferred Stock shall be $0.50 and the per share Conversion Value of Series B Preferred Stock shall be $0.50; the initial Conversion Price per share of Series C Preferred Stock shall be $1.30 and the per share Conversion Value of Series C Preferred Stock shall be $1.30; the initial Conversion Price per share of Series D Preferred Stock shall be $1.65 and the per share Conversion Value of Series D Preferred Stock shall be $1.65; the initial Conversion Price per share of Series E Preferred Stock shall be $4.25 and the per share Conversion Value of Series E Preferred Stock shall be $4.25; and the initial Conversion Price per share of Series F Preferred Stock shall be $10.00 and the per share Conversion Value of Series F Preferred Stock shall be $10.00. The Conversion Price of each series shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

               2.   Automatic Conversion.  Each share of Preferred Stock shall
                    --------------------
automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon:

                    (a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, the aggregate gross proceeds to the Corporation of which exceed $15,000,000 and the per share price to the public of which is at least $8.00 (subject to equitable adjustment in the event of any stock split, stock dividend, combination, reclassification of shares or other similar event), prior to deduction of underwriting commissions and offering expenses, or

                    (b) the election of the holders of a majority of the shares of Preferred Stock then outstanding.

               3.   Mechanics of Conversion.  Before any holder of Preferred
                    -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same (except that no such written notice of election to convert and no surrender of the stock certificate or certificates shall be necessary in the event of an automatic conversion pursuant to paragraph C.2. hereof). The Corporation shall, as soon as practicable thereafter, but in no event later than ten (unless any of the Corporation's capital stock is publicly traded in which in no event than three) business days after receipt of the certificates representing the Preferred Stock surrendered for conversion, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Preferred Stock to be converted, (except that in the case of an automatic conversion pursuant to paragraph C.2. such conversion shall be deemed to have been made either immediately before the closing of the offering referred to in paragraph C.2.(a) or immediately upon the election of the holders of a majority of Preferred Stock referred to in paragraph C.2.(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

               4.   Fractional Shares.  In lieu of any fractional shares of
                    -----------------
Common Stock to which any holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock. The "fair market value" of the Common Stock shall be determined by the following methods: (i) if the Common Stock is traded on a securities exchange or the Nasdaq Stock Market, the "fair market value" shall be deemed to be the closing price of the Common Stock on the trading day prior to conversion of the Preferred Stock; (ii) if the Common Stock is actively traded over-the-counter, the "fair market value" shall be deemed to be the closing bid price of the Common Stock on the trading prior to conversion of the Preferred Stock; and (iii) if there is no active public market for the Common Stock, the "fair market value" shall be determined in good faith by the board of directors of this Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               5.   Adjustment of Conversion Price.  The Conversion Price of
                    ------------------------------
each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                    (a) If the Corporation shall issue any Common Stock other than "Excluded Stock," as defined below, for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Section C.5.(c),(d),(e) and (f)), the applicable Conversion Price in effect immediately after each such issuance shall forthwith (except as provided in this Section C.5.) be adjusted to a price equal to the quotient obtained by dividing:

                         (1)  an amount equal to the sum of

                              (x)  the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock) immediately prior to such issuance multiplied by the applicable Conversion Price in effect immediately prior to such issuance, plus

                              (y)  the consideration received by the Corporation
upon such issuance, by

                         (2)  the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the applicable Conversion Price resulting from such issuance).

                              For purposes of any adjustment of a Conversion
Price pursuant to this clause (a), the following provisions shall be applicable:

                              (ii)   In the case of the issuance of Common Stock
for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof but without deduction of any expenses payable by the Corporation.

                              (iii)  In the case of the issuance of Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the Corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such
                      --------  -------
determination, the Corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the Corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                              (iv)   In the case of issuance of (1) options to
purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(2) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (3) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                     (A)  the aggregate maximum number of shares
of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (i) and (ii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                     (B)  the aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (i) and (ii) above);

                                     (C)  on any change in the number of shares
of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                     (D)  on the expiration of any such options
or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                    (b)  "Excluded Stock" shall mean:

                         (i)    all shares of Common Stock issued and
outstanding on the date of the first issuance of any shares of Series F Preferred Stock and all shares of capital stock issuable upon exercise of options or warrants outstanding on the date of the first issuance of any shares of Series F Preferred Stock;

                         (ii)   all shares of Common Stock into which the shares
of Preferred Stock are convertible;

                         (iii)  shares of Common Stock, warrants or options to
purchase Common Stock or other securities issued to employees, officers, directors, scientific advisors and consultants of the Corporation pursuant to any plan or arrangement approved by the board of directors of the Corporation;

                         (iv)   all securities issuable to lending or leasing
institutions in an aggregate not to exceed 100,000 shares pursuant to any plan or arrangement approved by the board of directors of the Corporation including approval by all of the Preferred Directors (as defined below); and

                         (v)    all securities issued or issuable to licensors
or corporate partners of the Corporation upon the unanimous approval of the board of directors of the Corporation.

                    (c) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                    (d) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                    (e) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of this capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of each series of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such series of Preferred Stock is convertible.

                    (f) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section B.2. applies), the shares of each series of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                    (g) All calculations under this Section C shall be made to the nearest cent or to the nearest one one-hundredth (1/100) of a share, as the case may be.

                    (h) For the purpose of any computation pursuant to this Section C.5., the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the Nasdaq National Market (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that
--------  -------
the quotations referred to in this paragraph are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the Corporation, but if challenged by the holders of more than fifty percent (50%) of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the board of directors of the Corporation, the cost of such appraisal to be borne by the challenging parties.

     6.   Minimal Adjustments.  No adjustment in the Conversion Price need be
          -------------------
made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

     7.   No Impairment.  The Corporation will not, through any reorganization,
          -------------
recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite shareholder consent.

     8.   Certificate as to Adjustments.  Upon the occurrence of each
          -----------------------------
adjustment or readjustment of the Conversion Rate pursuant to this Section C, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

     9.   Notices of Record Date.  In the event of any taking by the
          ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right or upon any Acquisition (as defined in Section B.2) or any other capital reorganization of the Corporation, any reclassification of the capital stock, or any Liquidation, the Corporation shall mail to each holder of Preferred Stock at least twenty
(20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right or action, and the amount and character of such dividend, distribution or right or the date such action is to be effective.

     10.  Reservation of Stock Issuable Upon Conversion.  The Corporation shall
          ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the full conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the full conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          11.  Notices.  Any notice required by the provisions of this Section
               -------
C to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     D.   Redemption.
          ----------

          1.   Restriction on Redemption.  Except as expressly provided in this
               -------------------------
Section D, the Corporation shall not have the right to redeem or otherwise acquire for value any or all of the Preferred Stock. The redemption rights of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be separate and distinct such that only the holders of Series C Preferred Stock can effect a redemption of the Series C Preferred Stock, only the holders of Series D Preferred Stock can effect a redemption of the Series D Preferred Stock, only the holders of Series E Preferred Stock can effect a redemption of the Series E Preferred Stock and only the holders of Series F Preferred Stock can effect a redemption of the Series F Preferred Stock.

          2.   Redemption on Demand.  In the event that holders of a majority
               --------------------
of the then outstanding Series C Preferred Stock give written notice to the Corporation of a demand for redemption of their Series C Preferred Stock (a "Series C Redemption Notice"), the holders of a majority of the then outstanding Series D Preferred Stock give written notice to the Corporation of a demand for redemption of their Series D Preferred Stock (a "Series D Redemption Notice"), the holders of a majority of the then outstanding Series E Preferred Stock give written notice to the Corporation of a demand for redemption of their Series E Preferred Stock (a "Series E Redemption Notice") or the holders of a majority of the then outstanding Series F Preferred Stock give written notice to the Corporation of a demand for redemption of their Series F Preferred Stock (a "Series F Redemption Notice") at any time after December 31, 2004, the Corporation will, on the date 90 days after such notice is given (a "Redemption Date"), to the extent legally permitted, repurchase all shares of Series C Preferred Stock (with respect to a Series C Redemption Notice), Series D Preferred Stock (with respect to a Series D Redemption Notice), Series E Preferred Stock (with respect to a Series E Redemption Notice), or Series F Preferred Stock (with respect to a Series F Redemption Notice) elected to be redeemed by holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, by payment of the Redemption Price (as defined below) in three equal annual installments.

          3.   Redemption Price.  The price per share to be paid to repurchase
               ----------------
the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or Series F Preferred Stock shall be an amount equal to $1.30, $1.65, $4.25 and $10.00 per share of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, respectively (as adjusted for any stock dividend, combination, splits, recaps and the like with respect to the shares, plus a further amount equal to any dividends declared but unpaid on such series (the "Redemption Price").

          4.   Partial Redemption.  In the event of any redemption of only a
               ------------------
part of the then outstanding Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, the Corporation shall effect such redemption pro rata among the holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock according to the aggregate Redemption Price each such holder would otherwise be entitled to receive.

          5.   Redemption Procedure.  At least 30 days prior to the Redemption
               --------------------
Date, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock electing to have shares redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed, the Redemption Price, the place at which payment may be obtained and the date on which such holder's right to convert Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock into Common Stock as to such shares terminates and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed. Except as provided in Section D.6., on or after the Redemption Date, each holder of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon, subject to the provisions of Section D.4., the aggregate Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          6.   Effect of Redemption.  From and after the Redemption Date,
               --------------------
unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock (except the right to receive their respective Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares pro rata as described in Section D.4. The shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, such funds will immediately be set aside for the redemption of the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed; provided that the holders of such Series C

Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall receive at least 30 days notice of such redemption.

          7.   Redemption Funding.  On or prior to each Redemption Date, the
               ------------------
Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice, with a bank or trust Corporation located in the State of California having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust Corporation to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock to the holders thereof, respectively, upon surrender of their certificates. Any money or notes deposited by the Corporation pursuant to this Section D.7. for the redemption of shares which are thereafter converted into shares of Common Stock no later than the close of business on the last business day prior to each Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any money or notes deposited by the Corporation pursuant to this subsection remaining unclaimed at the expiration of six months following each Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from each Redemption Date.

     E.   Voting Rights.
          -------------

          1.   General.  Except as otherwise required by law or by Sections
               -------
E.2 and F hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

          2.   Election of Directors.  One (1) member of the Corporation's
               ---------------------
board of directors shall be elected by the holders of Series D Preferred Stock, voting as a separate class, and one (1) member of the Corporation's board of directors shall be elected by the holders of Series E Preferred Stock, voting as a separate class. Two (2) members of the Corporation's board of directors shall be elected by the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class. Two (2) members of the Corporation's board of directors shall be elected by the holders of the Common Stock, voting as a separate class. Any remaining members of the Corporation's board of directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class.

     Any director who was elected by a specified series, class or classes of shares may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of a majority of the holders of the shares of the series, class or classes of shares which initially elected such director. Such vote may be given at a special meeting of such shareholders duly called or by an action by written consent for that purpose.

     Vacancies in the board of directors may be filled by a majority of the remaining directors originally elected by the same series, class or classes of shares who could elect an individual to fill such vacancy on the board of directors, though less than a quorum, except that a vacancy created by the removal of a director by court order may be filled by only the vote of a majority of the outstanding shares entitled to vote thereon represented at a duly held meeting at which a quorum is present, or by unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of shareholders and until a successor has been elected and qualified.

     The shareholders of the specified series or class entitled to vote upon the election of any director from which a vacancy arose may elect a director at any time to fill such vacancy not filled by the directors.

          F.   Protective Provisions.  In addition to any other class or
               ---------------------
series vote that may be required by law, so long as at least 5,000,000 shares of Preferred Stock shall be outstanding, the Corporation shall not without first obtaining the approval of the holders of more than fifty percent (50%) of the outstanding Preferred Stock:

               1. purchase, redeem or otherwise acquire Preferred Stock other than pursuant to the redemption provisions contained in the Certificate of Incorporation;

               2. repurchase any shares of Common Stock (except for the repurchase of shares of Common Stock from directors, employees and consultants pursuant to agreements under which the Corporation has the option to purchase such shares at cost, not to exceed $25,000 in any twelve-month period);

               3. authorize, issue or obligate itself to issue any security having rights senior to or pari passu with the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;

               4. declare or pay dividends on or make any distribution on account of the Common Stock;

               5. effect any Liquidation or the sale of all or substantially all of the Corporation's assets or take any action, including any merger or consolidation, which results in the holders of the Corporation's capital stock prior to the transaction owning less than 50% of the voting power of the Corporation's capital stock after the transaction;

               6. permit a subsidiary of the Corporation to sell securities to a third party;

               7. increase or decrease the number of authorized shares of Common Stock or Preferred Stock;

               8. amend the Certificate of Incorporation to change the rights, preferences, privileges or limitations of the Preferred Stock;

               9. change the variable range of the number of directors from the current variable range of five (5) to seven (7);

               10.  increase the par value of the Common Stock; or

               11. reissue any share of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise.

          G.   Residual Rights.  All rights accruing to the outstanding shares
               ---------------
of the Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

          H.   No Reissuance of Preferred Stock.  No share or shares of
               --------------------------------
Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and, in addition, the Certificate of Incorporation shall be appropriately amended to effect any corresponding reduction in the Corporation's authorized stock.

                                  ARTICLE VI

          The following is applicable to the Common Stock:

          I.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          J.   Liquidation Rights.  Upon the liquidation, dissolution or
               ------------------
winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section B of Article IV hereof.

          K.   Redemption.  The Common Stock is not redeemable.
               ----------


          L.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The right to vote for directors shall be subject to Section E.2 of Article IV hereof.

                                  ARTICLE VII

          The Corporation is to have perpetual existence.


                                 ARTICLE VIII

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                  ARTICLE IX

          The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide; provided, however, that any election
                                   -------  --------
for directors must be by ballot if demanded by any stockholder at the meeting and before the voting has begun.


                                   ARTICLE X

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by the law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE XI

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                  ARTICLE XII

The name and mailing address of the incorporator are:

                    Pamela R. Contag, Ph.D.
                    860 Atlantic Avenue
                    Alameda, CA 94501

                 [Remainder of page intentionally left blank]

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of November, 2000.


                                        /s/Pamela Reilly Contag
                                        ----------------------------------------
                                        Pamela R. Contag, Ph.D.,
                                        Co-Chief Executive Officer and President











   [SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                             XENOGEN CORPORATION]

                          CERTIFICATE OF AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              XENOGEN CORPORATION
                            (a Delaware corporation)

     The undersigned, Kevin J. Birtchnell, hereby certifies that:

     1. He is the duly elected Chief Financial Officer of Xenogen Corporation, a Delaware corporation.

     2. The date of filing this Corporation's original Certificate of Incorporation with the Secretary of State of Delaware is September 6, 2000.

     3. Article IV of the Amended and Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

          "This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares which this Corporation is authorized to issue is 63,846,501 shares, of which 40,000,000 shares are Common Stock, with a par value of $0.001, and 23,846,501 shares are Preferred Stock, with a par value of $0.001. Of the Preferred Stock, 60,606 shares are designated Series A Preferred Stock, 200,000 shares are designated Series B Preferred Stock, 5,156,924 shares are designated Series C Preferred Stock, 6,678,791 shares are designated Series D Preferred Stock, 8,250,000 shares are designated Series E Preferred Stock and 3,500,000 shares are designated Series F Preferred Stock. At the time this amendment becomes effective, each share of the Common Stock, par value of One-Tenth of One Cent ($0.001) per share, issued and outstanding at such time shall be, and hereby are, reduced and converted into 0.73 fully paid and nonassessable shares of Common Stock of the Corporation as herein authorized. Each outstanding stock certificate of this Corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock shall thereafter represent the number of whole shares of Common Stock, determined by multiplying the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by 0.73 and rounding such number down to the nearest whole integer. The amount of capital represented by the post-split shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Tenth of One Cent ($0.001) from the capital account of the Common Stock to the additional paid-in capital account for each post-split share issued, such transfer to be made at such time. The Corporation shall not be required to issue or deliver any fractional shares of Common Stock. Cash shall be paid in lieu of fractional shares, in an amount to be determined in good faith by this Corporation's Board of Directors. There shall be designated as capital in respect of such post-split shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the

     Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock and cash equal to the fair market value of any fractional share of Common Stock on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed, to which such holder shall be entitled as aforesaid.

     4. Section (C)(2)(a) of Article V of the Amended and Restated Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

          "(a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, the aggregate gross proceeds to the Corporation of which exceed $15,000,000 and the per share price to the public of which is at least $8.00 after giving effect to the 0.73-for-one reverse stock split referenced in Article IV hereof (subject to equitable adjustment in the event of any stock split, stock dividend, combination, reclassification of shares or other similar event occurring subsequent to the time this Certificate of Amendment becomes effective), prior to deduction of underwriting commissions and offering expenses, or"

     5. The foregoing amendments to the Amended and Restated Certificate of Incorporation have been duly approved by resolution of the Board of Directors.

     6. The foregoing amendments have been duly adopted by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. Such amendment was approved and adopted by written consent of the stockholders. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) more than 50% of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class and (ii) more than 50% of the Preferred Stock voting as a separate class.

     IN WITNESS WHEREOF, Xenogen Corporation has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 19th day of January, 2001 in the City of Alameda, State of California.

                                    By: /s/ Kevin J. Birtchnell
                                        ------------------------------------
                                        Kevin J. Birtchnell
                                        Chief Financial Officer